UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2011

Liberty Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112

(Address of Principal Executive Office)

(303) 220-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards

As previously reported, the approach that the compensation committee of our board of directors has adopted to the equity incentive award component of our executive officers’ compensation packages is to set a target annual equity value for each executive, of which approximately two-thirds would be delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of stock appreciation rights (SARs).  A similar approach is applied to the equity incentive compensation for approximately 40 other key employees.

Each year’s award of PSUs has a two-year performance period.  The percentage of the PSU award earned during the relevant performance period is subject to vesting in two equal installments on March 31 and September 30 of the year following the end of the performance period.  Each year’s award of SARs is made at the same time as awards are made under our annual equity grant program for employees and on terms consistent with our standard form of SAR award agreement.

At its March 17, 2011 meeting, our compensation committee approved the grant pursuant to the Liberty Global, Inc. 2005 Incentive Plan of an aggregate of 1,026,536 2011-2013 PSUs, divided equally between Series A PSUs and Series C PSUs, to 51 executive officers and key employees.  Each 2011-2013 PSU represents the right to receive one share of Series A common stock or Series C common stock, as applicable, subject to performance and vesting.  The grants of 2011-2013 PSUs to our named executive officers are set forth in the table below:

	Two-thirds of Target Annual Equity Value in the Form of:
Name and Position	Series A 2011-2013 PSU Grant	Series C 2011-2013 PSU Grant

Michael T. Fries; President, Chief Executive Officer	64,334	64,334

Charles H.R. Bracken; Senior Vice President, Co-Chief Financial Officer (Principal Financial Officer)	28,148	28,148

Elizabeth M. Markowski; Senior Vice President, General Counsel and Secretary	16,084	16,084

The target annual equity values of the above named executive officers were unchanged from 2010.  The employment of two of our named executive officers (Miranda Curtis and W. Gene Musselman) terminated during or at the end of 2010.

The performance period for the 2011-2013 PSUs is January 1, 2011 to December 31, 2012.  As the performance measure, the compensation committee selected growth in consolidated operating cash flow (revenue less operating, selling, general and administrative expenses, excluding depreciation and amortization, stock-based compensation, provisions for litigation, and impairment, restructuring and other operating charges or credits), as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability.  In choosing operating cash flow as the performance measure for the 2011-2013 PSUs, the compensation committee determined to use a measure of performance that was different from those selected for the company’s 2011 annual cash performance award program (i.e., revenue and operating free cash flow (operating cash flow less capital expenditures)) in order to ensure that the management team would be focused on maximizing performance against a variety of key financial metrics during the performance period.  The performance target selected by the committee is achievement of a compound annual growth rate in consolidated operating cash flow (OCF CAGR) of approximately 4.5% for the two-year performance period.  The target OCF CAGR is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement.  A performance range of 75% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their 2011-2013 PSUs, subject to reduction or forfeiture based on individual performance.  One-half of the earned 2011-2013 PSUs will vest on March 31, 2013 and the balance on September 30, 2013.  The compensation committee also established a base performance objective of achievement of 50% of the target OCF CAGR, subject to certain limited adjustments, which must be satisfied in order for named executive officers to be eligible to earn any of their 2011-2013 PSUs.  The base performance objective was designed so that the awards would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.  If the base performance objective is achieved, our named executive officers will be eligible to earn 150% of their 2011-2013 PSUs, subject to the committee’s discretion to reduce the size of the award earned, including to zero, to align with our company’s and the individual’s performance.

The 2011-2013 PSUs are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events consistent with the terms of the 2010-2012 PSUs.  The 2011-2013 PSUs will convert to time-vested restricted share units following certain change-in-control events.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski
Name: Elizabeth M. Markowski
Title: Senior Vice President, General Counsel and Secretary

Date:  March 23, 2011

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